UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):    February 7, 2006
NMHG Holding Co.

(Exact Name of Registrant as Specified in Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

333-89248	31-1637659

(Commission File Number)	(IRS Employer Identification Number)

650 N.E. Holladay Street, Suite 1600, Portland, OR	97232

(Address of Principal Executive Offices)	(Zip Code)
(503) 721-6000

(Registrant’s telephone number, including area code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 (a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
As previously disclosed in the Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, September 30, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 of NMHG Holding Co. (the “Company”), the Company’s parent company, NACCO Industries, Inc. (“NACCO”), did not charge NACCO management fees to the Company during portions of 2004. Based upon questions raised by the United States Securities and Exchange Commission (the “SEC”) in its September 27, 2005 comment letter issued to the Company and subsequent correspondence with the SEC, the Company will restate its financial results for 2004 to reflect the NACCO management fees that were not charged to the Company during 2004 as an expense and an equity contribution to the Company. The restatement will not change the previously reported cash flow from operating, investing or financing activities. As a result of the restatement, the above noted filings should not be relied upon.
The effect of the restatement on the Company’s 2004 statement of operations will be to reduce operating profit by $6.7 million to $28.3 million for 2004 and reduce net income by $4.4 million to $10.7 million for 2004. In addition, the 2004 balance sheet and statement of stockholder’s equity will reflect an increase in capital in excess of par value by $4.4 million to $202.6 million for 2004 and a reduction in retained earnings by $4.4 million to $243.9 million for 2004. The Company will restate the 2004 quarterly and annual financial results in its Annual Report on Form 10-K for the year ended December 31, 2005.
The foregoing conclusions were approved by the Company’s Audit Review Committee in consultation with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, at the Company’s February 7, 2006 Audit Review Committee meeting.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMHG HOLDING CO.

By:	/s/ Michael K. Smith

Name: Michael K. Smith Title: Vice President, Finance and Information Systems, and Chief Financial Officer
Date: February 13, 2006